Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-204906, 333-207759, and 333-208932) of Shell Midstream Partners, L.P. of our report dated February 12, 2016, with respect to the financial statements as of and for the year ended December 31, 2015 of Bengal Pipeline Company LLC, included in this Annual Report (Form 10-K) of Shell Midstream Partners, L.P., for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Atlanta, Georgia
February 23, 2017